Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Full-Year and Fourth Quarter 2012 Financial Results

BETHLEHEM, PA – February 6, 2013 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the full-year and fourth quarter of 2012.

Quarterly Highlights

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Consolidated net revenues were $87.8 million for the full-year 2012, a 7% increase from the comparable period of 2011. Net revenues for the current period included $14.3 million from the Company’s molecular collection systems subsidiary, DNA Genotek Inc. (“DNAG”), acquired in August 2011. DNAG net revenues from the August 17, 2011 acquisition date through December 31, 2011 were $6.2 million.

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Consolidated net revenues were $22.1 million for the fourth quarter of 2012, a 7% decrease from the comparable quarter of 2011. This decrease was primarily the result of lower sales of the Company’s substance abuse testing and cryosurgical systems products.

•

Consolidated net loss for the year ended December 31, 2012 was $15.1 million, or $0.29 per share, which compares to a net loss of $8.8 million, or $0.19 per share, for 2011. The full-year net loss for 2012 included $9.9 million in costs associated with the commercialization of the Company’s OraQuick® In-Home HIV test.

•

Consolidated net loss for the fourth quarter of 2012 was $5.9 million, or $0.11 per share, which compares to net income of $115,000, or $0.00 per share, for the fourth quarter of 2011. The fourth quarter 2012 net loss included $5.2 million in costs associated with the OraQuick® In-Home HIV test commercialization.

•

Included in the 2012 full-year and fourth quarter revenues were gross sales of the OraQuick® In-Home test of $902,000, which were reduced by trade spend, cash discounts and an estimate for returns and allowances resulting in net revenues of $546,000 recorded for each period. Revenue for this product is recognized upon the consummation of a sale to a retail customer either in a store or over the internet.

•	Cash totaled $87.9 million at December 31, 2012 compared to $23.9 million at December 31, 2011.

“The highlight of 2012 was the receipt of FDA approval of our OraQuick® In-Home test,” said Douglas A. Michels, President and CEO of OraSure Technologies. “We now have the first and only rapid HIV test available for use by consumers. During the fourth quarter, we launched our national public relations and advertising campaign and began selling this product to retailers across the country. Apart from the commercial opportunity for our Company, we believe the OraQuick® In-Home HIV test will significantly benefit public health by offering individuals who might not otherwise get tested a simple and confidential way to learn their HIV status in the comfort of their own homes.”

Financial Results

Net product revenues for the year ended December 31, 2012 increased 6% primarily as a result of a full year of molecular collection system sales and higher cryosurgical systems sales. These increases were partially offset by lower sales of the Company’s infectious disease testing, substance abuse testing and insurance risk assessment products. Product revenues for the quarter ended December 31, 2012 decreased 7% primarily as a result of lower sales of the Company’s substance abuse testing and cryosurgical systems products. These decreases were partially offset by higher sales of infectious disease testing and molecular collection systems products.

Licensing and product development revenues for the year ended December 31, 2012 increased to $2.1 million from $1.2 million for the full-year of 2011. This increase was primarily attributed to a $1.0 million milestone payment received under the Company’s HCV collaboration agreement with Merck, partially offset by lower royalties under a license related to the Company’s cryosurgical patents. The HCV collaboration with Merck has since been terminated. Licensing and product development revenues for the fourth quarter of 2012 and 2011 were $198,000 and $191,000, respectively, reflecting royalties related to the Company’s cryosurgical patents.

Consolidated gross margin for each of the years ended December 31, 2012 and 2011 was 63%. Consolidated gross margin for the three months ended December 31, 2012 was 60% compared to 62% for the three months ended December 31, 2011. The current quarter gross margin was negatively impacted by a change in product mix and a decline in the absorption of labor and overhead costs.

For the year ended December 31, 2012, consolidated operating expenses were $71.8 million, an increase over the $61.1 million reported for the year ended December 31, 2011. This increase resulted from the inclusion of a full-year of DNAG operating expenses and $9.9 million of costs related to the OraQuick® In-Home HIV Test commercialization. These increases were partially offset by lower clinical trial costs related to the Company’s OraQuick® In-Home HIV test.

Consolidated operating expenses increased to $19.4 million for the fourth quarter of 2012, from $14.9 million in the comparable period of 2011. This increase was the result of higher costs related to the commercialization of the Company’s OraQuick® In-Home HIV test. The current quarter expenses included $5.2 million of promotional and advertising costs related to this product.

For the year and three months ended December 31, 2012, the Company recorded an income tax benefit of $1.4 million and $259,000, respectively, associated with the DNAG loss before income taxes and certain Canadian research and development and investment tax credits. The income tax benefit recorded for the full year of 2012 was negatively impacted by a second quarter adjustment to the Company’s Canadian deferred tax liability to reflect a change in the enacted Canadian provincial income tax rates.

Cash totaled $87.9 million at December 31, 2012 compared to $23.9 million at December 31, 2011. Working capital was $103.5 million at December 31, 2012 compared to $30.9 million at December 31, 2011. In July 2012, the Company completed a secondary offering of 6.1 million shares of its common stock, resulting in net proceeds of $70.2 million after expenses of the offering.

First Quarter 2013 Outlook

The Company expects total consolidated net revenues to range from $20.0 to $21.0 million and is projecting a consolidated net loss of approximately $0.18 - $0.19 per share for the first quarter of 2013.

Revenues projected for the first quarter of 2013 are expected to be sequentially down from the fourth quarter of 2012 primarily as a result of lower infectious disease testing sales to the professional market. During the past several years, the first quarter of each year has historically been the lowest revenue quarter of the year for this part of the Company’s base business, while the fourth quarter has been the highest.

The projected net loss for the first quarter includes the impact of the medical device tax imposed under the Affordable Care Act and higher patent royalties payable on the Company’s OraQuick® professional products under a litigation settlement previously reached with Alere (formerly Inverness Medical) in 2009. In addition, this projection includes approximately $7.3 million in advertising and promotional costs related to the Company’s OraQuick® In-Home HIV test.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

	Unaudited
	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Results of Operations
Net revenues	$22,144	$23,690	$87,820	$81,881
Cost of products sold	8,893	9,094	32,249	30,164

Gross profit	13,251	14,596	55,571	51,717

Operating expenses:
Research and development	2,893	3,297	12,445	18,407
Sales and marketing	11,597	6,357	37,087	22,383
General and administrative	4,911	5,222	22,309	20,325

Total operating expenses	19,401	14,876	71,841	61,115

Operating loss	(6,150)	(280)	(16,270)	(9,398)
Other income (expense)	25	(158)	(242)	(312)

Loss before income taxes	(6,125)	(438)	(16,512)	(9,710)
Income tax benefit	(259)	(553)	(1,397)	(869)

Net income (loss)	$(5,866)	$115	$(15,115)	$(8,841)

Earnings (loss) per share:
Basic and Diluted	$(0.11)	$—	$(0.29)	$(0.19)

Weighted average shares:
Basic	55,224	47,264	51,457	46,908

Diluted	55,224	48,893	51,457	46,908

Summary of Revenues by Market and Product (Unaudited)

	Three Months Ended December 31,
	Dollars			Percentage of Net Revenues
Market	2012	2011	% Change	2012	2011

Infectious disease testing	$11,846	$11,592	2%	54%	49%
Substance abuse testing	2,101	3,487	(40)	9	15
Cryosurgical systems	2,696	3,139	(14)	12	13
Molecular collection systems	4,266	4,194	2	19	17
Insurance risk assessment	1,037	1,087	(5)	5	5

Net product revenues	21,946	23,499	(7)	99	99
Licensing and product development	198	191	4	1	1

Net revenues	$22,144	$23,690	(7)%	100%	100%

	Year Ended December 31,
	Dollars			Percentage of Net Revenues
Market	2012	2011	% Change	2012	2011

Infectious disease testing	$42,728	$44,691	(4)%	49%	55%
Substance abuse testing	9,407	12,498	(25)	11	15
Cryosurgical systems	14,876	12,046	23	17	15
Molecular collection systems	14,258	6,216	129	16	8
Insurance risk assessment	4,484	5,232	(14)	5	6

Net product revenues	85,753	80,683	6	98	99
Licensing and product development	2,067	1,198	73	2	1

Net revenues	$87,820	$81,881	7%	100%	100%

	Three Months Ended			Year Ended
	December 31,			December 31,
OraQuick® Revenues	2012	2011	% Change	2012	2011	% Change

Domestic HIV	$9,157	$9,775	(6)%	$34,265	$38,722	(12)%
International HIV	773	721	7	3,061	3,011	2
Domestic HIV OTC	546	—	N/A	546	—	N/A
Domestic HCV	847	426	99	2,805	890	215
International HCV	326	387	(16)	1,059	672	58

Net OraQuick® revenues	$11,649	$11,309	3%	$41,736	$43,295	(4)%

	Three Months Ended			Year Ended
	December 31,			December 31,
Intercept® Revenues	2012	2011	% Change	2012	2011	% Change

Domestic	$1,354	$2,096	(35)%	$6,335	$8,004	(21)%
International	90	439	(79)	706	1,912	(63)

Net Intercept® revenues	$1,444	$2,535	(43)%	$7,041	$9,916	(29)%

	Three Months Ended			Year Ended
	December 31,			December 31,
Cryosurgical Systems Revenues	2012	2011	% Change	2012	2011	% Change

Professional domestic	$1,818	$1,678	8%	$7,159	$6,775	6%
Professional international	352	412	(15)	1,462	1,400	4
Over-the-Counter	526	1,049	(50)	6,255	3,871	62

Net cryosurgical systems revenues	$2,696	$3,139	(14)%	$14,876	$12,046	23%

Condensed Consolidated Balance Sheets

(Unaudited)	December 31, 2012	December 31, 2011
Assets

Cash	$87,888	$23,878
Accounts receivable, net	17,545	17,159
Inventories	12,758	9,621
Other current assets	2,212	2,178
Property and equipment, net	18,546	19,855
Intangible assets, net	27,207	30,383
Goodwill	25,445	24,740
Other non-current assets	124	47

Total assets	$191,725	$127,861

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$7,292
Accounts payable	3,380	4,142
Deferred revenue	5,580	1,318
Accrued expenses	7,960	9,224
Other non-current liabilities	89	—
Deferred income taxes	4,401	5,636
Stockholders’ equity	170,315	100,249

Total liabilities and stockholders’ equity	$191,725	$127,861

	Year ended
	December 31,
Additional Financial Data (Unaudited)	2012	2011

Capital expenditures	$2,019	$2,505
Net proceeds from public offering	$70,245	$—
Acquisition of DNA Genotek, Inc., net of cash acquired	$—	$49,730
Depreciation and amortization	$7,250	$4,891
Stock based compensation	$5,197	$4,100
Cash used in operating activities	$5,372	$2,994

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2012 fourth quarter and full year financial results, business developments and financial guidance for the first quarter of 2013, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, Ronald H. Spair, Chief Financial Officer and Chief Operating Officer, and Kathleen Weber, Senior Vice President and General Manager, Consumer Products. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #87367276 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 13, 2013, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #87367276.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In July 2012, the Company received approval from the U.S. Food and Drug Administration for the Company’s OraQuick® In-Home HIV Test for sale directly to consumers in the over-the-counter (OTC) market – making it the first and only rapid OTC HIV test approved in the U.S. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability of DNA Genotek to achieve its financial and strategic objectives; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV Test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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